Exhibit 99.05

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES THIRD QUARTER NET LOSS OF $2,431.2 MILLION Third Quarter Net Loss Per Diluted Share of $8.45

NEW YORK, November 5, 2008—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2008 net loss of $2,431.2 million, or net loss of $8.45 on a per share basis. This compares to third quarter 2007 net loss of $360.6 million, or net loss of $3.53 on a per share basis. The increased net loss in the third quarter of 2008 is primarily due to recording net mark-to-market losses on credit derivatives, increased loss provisioning primarily related to second-lien residential mortgage-backed securities (RMBS) insurance transactions and market losses on RMBS within the financial services investment portfolio, partially offset by increased accelerated premiums from refundings.

Quarter Summary

•

Net loss provisioning of $607.7 million was recorded for the quarter primarily relating to the second-lien RMBS insurance portfolio. The quarterly provision was offset by a benefit resulting from an estimate of substantiated representation and warranty breach recoveries in certain RMBS transactions.

•

Net mark-to-market losses on credit derivatives amounted to $2,705.2 million. Estimated impairment losses in this portfolio amounted to approximately $2,509.0 million during the quarter primarily due to increased future loss projections in our portfolio of high grade collateralized debt obligations (CDOs). Operating earnings and core earnings for the third quarter and nine months of 2008, shown below in table I, include the impact of estimated credit impairment for those periods. See footnote 1, below, for definitions of operating and core earnings.

•

Financial guarantee revenues, excluding net securities gains/losses and accelerated premiums from refundings (both are defined below), were $294.4 million in the third quarter 2008, down 6% from the third quarter 2007.

•

On September 18, 2008, Moody’s put Ambac Assurance Corporation’s (AAC) Aa2 rating on review for possible downgrade. As a result, the $850 million capital contribution to Connie Lee that had been approved by the Office of the Commissioner of Insurance of the State of Wisconsin (OCI) has been postponed.

Ambac Third Quarter 2008 Earnings/

Ambac’s President and Chief Executive Officer, David Wallis, commented, “Housing related data continues to vacillate, having taken a turn for the worse over the past few months after showing positive signs earlier in the year. Our loss provisioning and on a more forward looking basis, our CDO impairments, are indicative of this.” Mr. Wallis continued, “Our commitment to the management of our portfolio remains paramount and we continue to make progress in this important area.”

Financial Results

Net (Loss)/Income Per Share

Net income per diluted share and net loss per share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides additional information.

Earnings measures reported by research analysts exclude the net (loss)/income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts that are not impaired (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). Table I, below, provides third quarter and nine-month comparisons of earnings for 2008 and 2007.

Table I

Earnings Per Diluted Share

	Third Quarter		Nine Months
	2008	2007	2008	2007
Net (loss) per share / income per diluted share	($8.45)	($3.53)	($13.66)	$0.25
Effect of net security losses Less impairment losses	6.31 (5.67)	5.42 0.00	10.58 (12.26)	5.63 0.00

Operating (loss) earnings (a)(b)	($7.81)	$1.89	($15.34)	$5.88
Effect of accelerated earnings	(0.30)	(0.10)	(0.81)	(0.57)

Core (loss) earnings(b)	($8.11)	$1.79	($16.15)	$5.31

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 1, below.

Net Premiums Earned

Net premiums earned for the third quarter of 2008 were $282.3 million, up 45% from $194.8 million earned in the third quarter of 2007. Normal earned premiums in the third quarter 2008 of $155.0 million were 13% lower than $178.4 million reported in the third quarter 2007, primarily

Ambac Third Quarter 2008 Earnings/

due to reduced premiums written in 2008, the high level of public finance refunding activity in 2008 and the Assured Guaranty Re cede which took place in December 2007.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $127.3 million in the third quarter of 2008, up $110.9 million from the third quarter of 2007. During the third quarter of 2008 and 2007, approximately 89% and 88%, respectively, of the accelerated premiums related to U.S. public finance transactions.

A breakdown of net premiums earned by market sector for 2008 and 2007 are included in Table II. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table II

Net Premiums Earned

$-millions	Third Quarter			Nine Months
	2008	2007	% Change	2008	2007	% Change
Public Finance	$48.5	$59.0	- 18%	$157.4	$176.4	- 11%
Structured Finance	63.3	73.0	- 13%	201.0	218.8	- 8%
International	43.2	46.4	- 7%	135.7	137.4	- 1%

Total Normal Premiums	155.0	178.4	- 13%	494.1	532.6	- 7%
Accelerated Premiums	127.3	16.4	+676%	300.6	99.2	+203%

Total	$282.3	$194.8	+45%	$794.7	$631.8	+26%

Net Investment Income

Net investment income for the third quarter of 2008 was $126.8 million, representing an increase of 8% from $117.0 million in the comparable period of 2007. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees, coupon receipts on invested assets, and the impact from $1.3 billion of capital contributed by Ambac Financial Group, Inc. from the capital raise in March 2008, partially offset by cash outflows related to increased claims payments and the $850 million commutation payment made in August 2008.

Net Change in Fair Value of Credit Derivatives

Realized gain/losses and other settlements from credit derivative contracts represents the normal accretion into income of premiums received for transactions executed in credit derivative format, offset by payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the third quarter of 2008 amounted to ($837.9) million representing $15.3 million of premiums received offset by the previously reported $850 million payment to commute the AA Bespoke transaction in August 2008 and $3.2 million of interest payments on other CDO exposures during the quarter. In the third quarter 2007 premiums received amounted to $20.0 million while no payments were made.

Ambac Third Quarter 2008 Earnings/

Net unrealized losses on Ambac’s CDO portfolio amounted to ($1,867.3) million in the third quarter 2008, compared to net unrealized losses of ($743.4) million in the comparable prior year quarter. The net unrealized losses during the third quarter 2008 resulted primarily from (i) lower values on the reference obligations across all asset classes; and (ii) internal ratings downgrades of the CDO of ABS portfolio, partially offset by a reclassification of $850 million to realized losses in connection with the CDO settlement described above. In the third quarter 2008, the net effect of adjusting the fair value of credit derivative liabilities to reflect AAC’s own credit risk, as required under SFAS 157, resulted in a $1,380 million reduction of the change in unrealized losses. During the third quarter 2007, net unrealized losses resulted primarily from declining quoted values on CDO of ABS reference obligations.

During the third quarter 2008, Ambac increased its estimate of credit impairment by approximately $2.5 billion primarily driven by increased future loss assumptions applied to underlying Alt-A and subprime RMBS collateral of our CDO of ABS transactions. Ambac utilized these higher future loss assumptions in its consideration of whether credit impairment exists for every CDO of ABS transaction. For the CDO of ABS transactions indicating credit impairment, Ambac believes it may have to pay claims in the future. Certain recent federal actions (such as lower interest rates) or federally sponsored economic stimulus programs (such as the Troubled Asset Relief Program and other programs under the Emergency Economic Stabilization Act and the HOPE for Homeowners Program) are expected to have a positive impact on liquidity and credit throughout the markets and, therefore, were factored into management’s global assumptions of cumulative losses in the underlying collateral of the CDO of ABS transactions.

Financial Guarantee Loss Reserves

Total net loss and loss expenses were $607.7 million in the third quarter 2008, up from net expense of $19.1 million in the third quarter of 2007, primarily driven by increased second-lien RMBS losses in the third quarter 2008 as further deterioration in the performance of the underlying loans was observed, resulting in increased modeled losses. The losses related to second lien transactions are net of remediation benefits recorded for substantiated representation and warranty breaches in certain transactions amounting to approximately $250 million in the third quarter 2008. Such recoveries are expected to take several years for ultimate collection. Despite management’s expectation to recover under Ambac’s remediation rights, Ambac is required to meet all of its scheduled obligations to the bondholders of the impacted securities.

A roll forward of case basis and ACR reserves from June 30, 2008 to September 30, 2008 is shown in Table III.

Ambac Third Quarter 2008 Earnings/

Table III

Insurance Loss Reserves Roll Forward

$-millions
	Case Reserves	ACR	Total	Incurred Loss
Balance at June 30, 2008	$520.2	$555.5	$1,075.7	$—
Additions to reserves	383.8	223.9	607.7	607.7
Transfers from ACR to Case	179.1	(179.1)	—	—
Less: claims paid	(182.4)	—	(182.4)	—

Balance at September 30, 2008	$900.7	$600.3	$1,501.0	$607.7

The increase in case reserves was primarily driven by deteriorating performance in certain underperforming second-lien RMBS transactions partially offset by the impact of expected future remediation benefits. Total net claims paid during the quarter amounted to $182.4 million primarily related to second lien RMBS transactions.

Active credit reserves (ACR) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR increase was primarily driven by deteriorating performance in certain underperforming RMBS and non-RMBS transactions partially offset by the impact of expected future remediation benefits as well as transfers of reserves to case basis as a result of defaults on certain second-lien RMBS that occurred during the quarter.

Case reserves and ACR for all RMBS insurance exposures at September 30, 2008 total $1,248.3 million, of which four transactions make up approximately 50% of the balance. The four transactions account for 54% of the total loss and loss adjustment expenses incurred during the third quarter 2008.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($3.1) million in the third quarter of 2008, down from $9.8 million in the third quarter of 2007. The decrease resulted primarily from the increase in short-term municipal bond rates, which has caused a corresponding increase in Ambac’s payment obligations on related interest rate swaps, partially offset by increased net investment income from the investment agreement business

During the first quarter 2008, Ambac announced that it would discontinue writing new Financial Services business as part of its efforts to refocus its business. The interest rate swap and investment agreement businesses are being run-off. Since year end 2007, approximately $960 million of swap notional has been terminated and approximately $725 million mitigated via restructuring or other strategies while the investment and payment agreement portfolio has been reduced by

Ambac Third Quarter 2008 Earnings/

approximately $2.8 billion to $5.1 billion at September 30, 2008, through negotiated terminations and scheduled amortization.

Taxes

During the third quarter 2008, Ambac booked a $519 million valuation allowance against its deferred tax asset. The valuation allowance resulted from the significant increase in the unrealized loss on credit derivatives during the quarter.

Liquidity

Ambac’s financial guarantee investment portfolio amounts to $9.9 billion at September 30, 2008, and includes $1.1 billion of short-term securities. The portfolio consists primarily of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS. In late October, Ambac received a $546 million tax refund related to taxes paid in prior years.

Cash available at the holding company amounted to $186.6 million at quarter end. In October 2008, AAC made a dividend payment amounting to $54.6 million to the holding company and management expects to hold approximately 1.9 times debt service requirements at year end 2008.

With respect to the impact of a potential downgrade on liquidity of the financial services business (which includes the investment agreement and derivative products businesses), Ambac has updated its calculations of the liquidity gap between the market value of the investment securities it holds in its financial services businesses and the value of the financial services liabilities that would need to be collateralized or terminated under various downgrade scenarios as of September 30. This liquidity gap is approximately $2.8 billion and $3.2 billion based on downgrades to A/A2 and BBB/Baa2, respectively. Almost all of the transactions entered into by our financial services businesses are guaranteed by AAC. Ambac continues to have discussions with the Commissioner of Insurance of the State of Wisconsin (OCI) regarding solutions to this potential shortfall.

Ambac’s claims paying resources at September 30, 2008 increased to $15.4 billion from $14.5 billion at December 31, 2007, primarily on the strength of the net proceeds received from the $1.5 billion capital raise in March. AAC is currently rated AA and Aa3 by S&P and Moody’s, respectively. Moody’s announced on September 18 that its rating of Ambac is on review for possible downgrade after the agency significantly increased its subprime RMBS loss assumptions.

Connie Lee Update

In early September, Ambac announced that it had received regulatory approval from the OCI to capitalize and reactivate Connie Lee Insurance Company, which has been renamed Everspan Financial Guaranty Corp. (“Everspan”). AAC had planned to inject $850 million into Everspan with the intention of operating it as a separate corporate and legal entity. However, on September 18, Moody’s announced that it is reviewing AAC for possible downgrade. As a result, management postponed the $850 million capital injection, pending greater clarity on AAC’s rating. The Everspan team has continued to work closely with Moody’s and Standard and Poor’s in its efforts to achieve the highest ratings for the entity. Douglas Renfield-Miller, CEO of Everspan,

Ambac Third Quarter 2008 Earnings/

stated, “While the start up of the new entity has been postponed due to capital uncertainties at AAC, our resolve towards initiating a fully transparent, municipal-only financial guarantee company has not wavered. I remain optimistic about this business proposition while ongoing dislocation in the municipal finance market clearly highlights the urgent need for its product.”

Ambac Third Quarter 2008 Earnings/

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has earned a Aa3 rating (on review for possible downgrade) from Moody’s Investors Service, Inc. and a AA rating (negative outlook) from Standard & Poor’s Ratings Services. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

Contact Information:

Investor/Media Contact: Vandana Sharma

(212) 208-3333

vsharma@ambac.com

Fixed Income Contact: Peter Poillon

(212) 208-3222

ppoillon@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (2) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on investment agreements; (3) the risk that market risks impact assets in our investment portfolio; (4) inadequacy of reserves established for losses and loss expenses; (5) credit risk throughout our business, including credit risk related to residential mortgage-backed securities and CDOs and large single exposures to reinsurers; (6) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (7) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (8) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (9) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (10) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (11) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (12) legislative and regulatory developments, including the Troubled Asset Relief Program and other programs under the Emergency Economic Stabilization Act and other similar programs; (13) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (14) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (15) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (16) the level of activity within the national and worldwide credit markets; (17) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (18)

Ambac Third Quarter 2008 Earnings/

changes in our business plan, our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business; (19) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (20) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (21) changes in expectations regarding future realization of gross deferred tax assets; (22) risks relating to the re-launch of Connie Lee as Everspan Financial Guaranty Corp.; (23) operational risks, including with respect to internal processes, risk models, systems and employees; (24) the risk of decline in market position; (25) changes in prepayment speeds on insured asset-backed securities; (26) factors that may influence the amount of installment premiums paid to Ambac; (27) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (28) changes in tax laws; (29) the policies and actions of the United States and other governments; (30) other factors described in the Risk Factors section in Part I, 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (31) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

*******************

Footnote

(1)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts in excess of estimated impairment amounts, and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2008 and 2007

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Financial Guarantee:
Gross premiums written	$118,645	$286,585	$419,132	$797,636
Ceded premiums written	4,371	(35,095)	(36,609)	(93,016)

Net premiums written	$123,016	$251,490	$382,523	$704,620

Net premiums earned	$282,326	$194,795	$794,663	$631,820
Net investment income	126,757	116,992	381,142	342,246
Net realized investment gains	49,378	3,965	70,463	5,286
Change in fair value of credit derivatives:
Realized gains and losses and other settlements	(837,929)	20,035	(805,921)	52,920
Unrealized (losses) gains	(1,867,250)	(743,379)	(2,630,842)	(805,370)

Net change in fair value of credit derivatives	(2,705,179)	(723,344)	(3,436,763)	(752,450)
Other (loss) income	(2,713)	(1,291)	7,797	7,214
Financial Services:
Investment income	63,810	120,603	205,458	334,476
Derivative products	(16,878)	1,216	(100,835)	7,286
Net realized investment (losses) gains	(84,991)	(1,344)	(396,759)	5,127
Net mark-to-market losses on total return swap contracts	(28,600)	(12,856)	(74,199)	(10,623)
Net mark-to-market (losses) gains on non-trading derivatives	(5,230)	222	(4,968)	63
Corporate:
Net investment income	887	1,225	2,751	4,147

Total revenues	(2,320,433)	(299,817)	(2,551,250)	574,592

Expenses:
Financial Guarantee:
Loss and loss expenses	607,702	19,082	1,311,169	47,600
Underwriting and operating expenses	46,896	34,576	157,831	104,390
Interest expense on variable interest entity notes	3,367	1,167	10,303	1,167
Financial Services:
Interest on investment and payment agreements	50,048	112,000	196,965	312,082
Operating expenses	3,466	3,164	10,152	9,569
Interest	29,970	22,232	84,422	63,612
Corporate	10,027	2,857	33,216	9,777

Total expenses	751,476	195,078	1,804,058	548,197

(Loss) income before income taxes	(3,071,909)	(494,895)	(4,355,308)	26,395
(Benefit) provision for income taxes	(640,687)	(134,282)	(1,086,877)	628

Net (loss) income	($2,431,222)	($360,613)	($3,268,431)	$25,767

Net (loss) income per share	($8.45)	($3.53)	($13.66)	$0.25

Net (loss) income per diluted share	($8.45)	($3.53)	($13.66)	$0.25

Weighted average number of common shares outstanding:
Basic	287,599,495	102,297,811	239,265,594	103,171,675

Diluted	287,599,495	102,297,811	239,265,594	103,937,780

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2008 and December 31, 2007

(Dollars in Thousands Except Share Data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $14,117,861 in 2008 and $17,225,611 in 2007)	$12,407,606	$17,127,485
Fixed income securities pledged as collateral, at fair value (amortized cost of $0 in 2008 and $345,140 in 2007)	—	374,840
Short-term investments (amortized cost of $1,334,266 and $879,039 in 2007)	1,334,266	879,067
Other (cost of $13,769 in 2008 and $13,571 in 2007)	13,475	14,278

Total investments	13,755,347	18,395,670

Cash	92,380	123,933
Receivable for securities sold	165,626	11,068
Investment income due and accrued	139,967	202,737
Reinsurance recoverable on paid and unpaid losses	72,376	11,862
Prepaid reinsurance	327,165	489,028
Ceded reinsurance balances receivable	14,323	—
Deferred taxes	2,905,260	2,116,380
Current income taxes	753,832	—
Deferred acquisition costs	221,788	255,639
Loans	830,985	867,676
Derivative assets	904,151	990,534
Other assets	249,516	100,484

Total assets	$20,432,716	$23,565,011

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,547,414	$3,123,860
Loss and loss expense reserve	1,556,715	484,276
Ceded reinsurance balances payable	—	32,435
Obligations under investment and payment agreements	5,482,983	8,570,902
Obligations under investment repurchase agreements	135,305	135,524
Securities sold under agreement to repurchase	—	100,000
Current income taxes	—	97,826
Long-term debt	1,895,858	1,669,945
Accrued interest payable	67,328	113,443
Derivative liabilities	9,419,466	6,685,528
Other liabilities	206,590	270,734
Payable for securities purchased	7,969	645

Total liabilities	21,319,628	21,285,118

Stockholders’ equity:
Preferred stock	—	—
Common stock	2,944	1,092
Additional paid-in capital	2,028,141	839,952
Accumulated other comprehensive loss	(1,116,627)	(22,138)
Retained earnings	(1,205,956)	2,107,773
Common stock held in treasury at cost	(595,414)	(646,786)

Total stockholders’ equity	(886,912)	2,279,893

Total liabilities and stockholders’ equity	$20,432,716	$23,565,011

Number of shares outstanding (net of treasury shares)	287,228,352	101,550,023

Book value per share	($3.09)	$22.45